Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of PSEG Energy Holdings L.L.C. and its subsidiaries (the "Company") on Form S-4 of our report dated February 7, 2003, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (which contains explanatory paragraphs for the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 23, 2003